UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 7, 2013

GREEN AUTOMOTIVE COMPANY

(Exact name of registrant as specified in its charter)

Nevada	000-54049	22-3680581
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5495 Wilson Street

Riverside, California 92509

(Address of principal executive offices)  (zip code)

(877) 449-8842

(Registrant’s telephone number, including area code)

23 Corporate Place, Suite 150

Newport Beach, California 92660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02

DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On October 4, 2013, our Board of Directors appointed Mr. Carter Read and Mr. Peter C. Leeds to fill vacancies on our Board of Directors. The appointments of Mr. Read and Mr. Leeds were effective upon their signing written confirmations of the appointments, which were submitted to us on October 7, 2013 and October 9, 2013, respectively.

Carter Read is a member of our Board of Directors.  Mr. Read has been the President of Newport Coachworks, Inc., our wholly-owned subsidiary, since October 2012.  In this position Mr. Read oversees all aspects of Newport Coachworks’ bus manufacturing process.  Prior to his position with Newport Coachworks, Mr. Read worked for Tiffany Coachworks from 1999 until October 2012 as its President.  In that position, Mr. Read oversaw Tiffany Coachwork’s design, production, manufacturing and final engineering of its limousine and bus lines, including developing over nine models of buses ranging from 11500 lb GVW to 33000 lb GVW for the North American market.  Mr. Read built a reputation for quality, reliability, style and value. Vehicles manufactured at Tiffany Coachworks under his direction deployed the very latest technology.

Peter C. Leeds is a member of our Board of Directors. Since January 1986, Mr. Leeds has been the President of Leeds Davis a professional services firm specializing in providing management consulting services to a variety of companies, ranging from start-ups to mature companies.  Prior to his position with Leeds Davis, Mr. Leeds was a well-known manager in the music industry.  His clients included Blondie, Roberta Flack, and Les McCann. Following his successful music industry career, Mr. Leeds created a video production company that went on to produce The Better Homes and Gardens Idea Notebook for USA Network. Mr. Leeds has also been involved in creating a number of financial structures and business arrangements for a variety of clients. These have included Kolff Medical with Dr. Robert Jarvic (creator of the Jarvic artificial heart), The Juvenile Diabetes Foundation (where he was VP and Board member) and The Caedmon School (where he was Board member and VP for 5 years).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 23, 2013	Green Automotive Company
a Nevada corporation

/s/ Ian Hobday
By: Ian Hobday
Its: Chief Executive Officer

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